Exhibit 4.14

CONVERSION RIGHT ASSUMPTION AGREEMENT - COMERICA

Assignment and Assumption Agreement (this “Agreement”) between PEACE ARCH ENTERTAINMENT GROUP INC. (“PAE”) and PEACE ARCH PROJECT DEVELOPMENT CORP. (“PAPDC”).

WHEREAS:

A.

            Comerica Bank - California ("Comerica") and PAE entered into a Release and Reconstitution Agreement dated November 22, 2002  (the “Reconstitution Agreement”);

B.

            Pursuant to the Reconstitution Agreement, PAE issued in favour of Comerica a Conversion Right Certificate (the “Conversion Right Certificate”) dated January 30, 2003 by which PAE gives the right to Comerica to convert the Deficiency as defined therein into shares of PAE;

C.

            PAPDC has agreed to assume any and all obligations of PAE to Comerica as of the date hereof under the Reconstitution Agreement and the Conversion Rights Certificate, (collectively the "PAE Obligations");

D.

            The authorized capital of PAE at the time of the entering into of the Reconstitution Agreement and the Conversion Right Certificate included Class B Subordinate Voting Shares, but since then the Class B Subordinate Voting Shares have been reclassified as common shares, so that in this agreement the term "Shares" means Class B Subordinate Voting Shares of PAE and the common shares resulting from the said amendment and reclassification.

E.

            The Parties wish to set out the terms of their agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the foregoing premises, the further advance of the said credit facilities, the sum of $10.00 in lawful money of Canada now paid by each party to the others and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties hereby agree as follows:

Section 1.

Definitions.  All terms not otherwise defined herein and defined in the Reconstitution Agreement as amended and supplemented by the Debt Assumption Agreement shall have the same meaning herein as in the Reconstitution Agreement as so amended and supplemented.

Section 2.

Assignment and Assumption. PAE hereby absolutely and unconditionally assigns, transfers and conveys to PAPDC, and PAPDC hereby assumes all of the PAE Obligations in place of and instead of PAE for all purposes, on and subject to the terms hereof. Notwithstanding the foregoing, PAPDC's obligation shall be limited to the delivery to Comerica of 336,000 shares, and PAPDC shall have no liability or obligation to deliver any additional shares or consideration or compensation in lieu thereof.

Section 3.

Share Issuance In consideration for the assumption provided for above, PAE hereby agrees to issue to PAPDC 336,000  Shares of PAE (the "Issued Shares") as fully paid and non-assessable shares in the capital of the PAE.

Section 4.

Pledge and Escrow The parties record that 336,000 of the Shares shall be pledged to Comerica under the terms of the Share Pledge Agreement and held under the terms of the Escrow Agreement in order to ensure the protection of the obligations of PAPDC to PAE hereunder, and the rights of Comerica thereto. The parties record their agreement that Comerica may request an Escrow Agent satisfactory to it for the purposes of the Escrow Agreement, such person to be acceptable to PAPDC and PAE acting reasonably,  but that pending such final selection Richard Watson shall serve as Escrow Agent on an interim basis.

Section 5.

Management Obligations The parties refer to the continuing obligations of PAE set forth in the Reconstitution Agreement (the "Management Obligations"). From and after the date hereof, PAPDC agrees to be bound by and observe the terms of the Reconstitution Agreement which arise from and after the date hereof.

Section 6.

Release and Consent of Comerica This agreement is made without the consent of Comerica, but is valid and effective as between the parties. The parties shall forthwith hereafter use their best efforts to obtain the consent of Comerica to accept PAPDC as obligor in place of and instead of PAE in respect of the PAE Obligations and to release PAE from the PAE Obligations, but failure of Comerica to consent and release is not a condition of this agreement.  Upon obtaining such consent, PAPDC shall issue in favor of Comerica a conversion right certificate substantially on the same terms and conditions and in the same form as the Conversion Right Certificate issued by PAE, in substitution therefor.

Section 7.

Further Assurances.  Each of the parties shall, and shall cause each of its subsidiaries (if any) to, at all times hereafter at the reasonable request of the other execute and deliver all such further documents and instruments and shall do and perform such acts as may be necessary or desirable to give full effect to the intent and meaning of this Agreement.

Section 8.

Successors and Assigns.  This Agreement shall be binding upon and enure to the benefit of each of the parties and their respective successors and permitted assigns.

Section 9.

Severability.  The provisions of this Agreement are intended to be severable.  If any provision hereof is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 10.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and Canada applicable therein and shall be treated in all respects as an Ontario contract.

Section 11.

Counterparts.  This Agreement may be executed in counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have each duly executed this Agreement and affixed its corporate seal (if any) under the hands of its proper officers duly authorized for the purpose thereof on May 31, 2004.

PEACE ARCH PROJECT DEVELOPMENT CORP. Per: /S/ John Curtis Authorized Signing Officer	PEACE ARCH ENTERTAINMENT GROUP INC. Per: /S/ Mara Di Pasquale Authorized Signing Officer